Exhibit 5.2

December 13, 2019

ThermoGenesis Holdings, Inc. f/k/a Cesca Therapeutics Inc. 2711 Citrus Road Rancho Cordova, California 95742

Ladies and Gentlemen:

We have acted as counsel for ThermoGenesis Holdings, Inc. f/k/a Cesca Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the Company’s issuance and sale, through H.C. Wainwright & Co., LLC as sales agent (the “Sales Agent”), of up to $4.4 million of shares of the Company’s common stock, par value $0.001 per share (the “Placement Shares”), from time to time and at various prices in an “at-the-market” offering pursuant to (i) that certain sales agreement, dated December 13, 2019 (the “Sales Agreement”), by and among the Company and the Sales Agent, and (ii) the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 13, 2019 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement contained in the Registration Statement (together with the Base Prospectus, the “Prospectus”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Placement Shares, we have examined: (i) the Sales Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Company’s Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and (iv) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the Sales Agreement and the execution and delivery of the Sales Agreement. We have also considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as we have deemed appropriate as a basis for the opinions set forth below. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Our opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Based upon, subject to and limited by the foregoing, we are of the opinion that, upon the issuance of the Placement Shares pursuant to the terms of the Sales Agreement and the receipt by the Company of the consideration for the Placement Shares pursuant to the terms of the Sales Agreement, the Placement Shares will be validly issued, fully paid, and nonassessable.

We consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

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